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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.    )

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HEALTHGATE DATA CORP.
(Name of Registrant as Specified In Its Charter)
HEALTHGATE DATA CORP.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HealthGate Data Corp.
25 Corporate Drive, Suite 310
Burlington, Massachusetts 01803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 18, 2002

        Notice is hereby given that the Annual Meeting of Stockholders of HealthGate Data Corp. (the "Company") will be held on Tuesday, June 18, 2002 commencing at 10:00 A.M., local time, at the Sheraton Colonial Hotel and Golf Club, One Audubon Road, Wakefield, Massachusetts for the following purposes:

  1.
  To elect two Class III Directors to the Board of Directors of the Company to serve for three year terms until the 2005 annual meeting of stockholders; and

  2.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The stock transfer books will not be closed but only stockholders of record at the close of business on May 1, 2002, will be entitled to notice of and to vote at the meeting.

                      By order of the Board of Directors,

                      William S. Reece
                      Chairman of the Board, President and
                      Chief Executive Officer

Burlington, Massachusetts
May 14, 2002

         YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING AND VOTE YOUR SHARES. IN THE EVENT YOU CANNOT ATTEND, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. A STOCKHOLDER WHO EXECUTES AND RETURNS A PROXY IN THE ACCOMPANYING FORM HAS THE POWER TO REVOKE SUCH PROXY AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

HealthGate Data Corp.
25 Corporate Drive, Suite 310
Burlington, Massachusetts 01803

PROXY STATEMENT

PROXY SOLICITATION AND EXPENSE

        The accompanying proxy is solicited by the Board of Directors of HealthGate Data Corp. ("HealthGate" or the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, June 18, 2002, at 10:00 A.M., local time, at the Sheraton Colonial Hotel and Golf Club, One Audubon Road, Wakefield, Massachusetts. Proxies in the accompanying form, properly executed and received prior to the meeting and not revoked, will be voted. A stockholder who executes and returns a proxy in the accompanying form has the power to revoke such proxy at any time prior to exercise thereof by notice in writing received by the Secretary of HealthGate, by executing a later dated proxy, or by attending the meeting and voting in person. It is expected that proxy solicitation materials will be mailed to stockholders on or about May 15, 2002.

        The expense of soliciting proxies in the accompanying form will be borne by HealthGate. In addition, directors, officers, employees or agents of HealthGate may make some solicitations by mail, telephone or personal interview.

OUTSTANDING VOTING SECURITIES

        Only holders of record at the close of business on May 1, 2002 (the "Record Date") will be entitled to vote at the meeting. On the Record Date there were 6,014,676 shares of HealthGate's Common Stock, par value $0.03 per share ("Common Stock"), outstanding, each of which is entitled to one vote.

        The presence, either in person or by proxy, of the holders of a majority of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (as defined below) will be counted for purposes of determining the presence or absence of a quorum.

        Directors will be elected by a plurality of the votes cast by the holders of HealthGate's Common Stock voting in person or by proxy at the Annual Meeting. Therefore, in general, if a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as voting with respect to that matter. Accordingly, broker non-votes and abstentions will have no effect on the election of directors. HealthGate believes that the tabulation procedures to be followed are consistent with the general requirements of Delaware law concerning voting of shares and determination of a quorum.

PROPOSAL I

ELECTION OF DIRECTORS

        In accordance with HealthGate's Certificate of Incorporation, our Board of Directors has been divided into three classes, denominated Class I, Class II and Class III, with members of each class holding office for staggered three-year terms. At each annual meeting of stockholders, the successors to the Directors whose terms expire are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election until a successor has been duly elected and qualified.

        Each of Edson D. de Castro and William S. Reece has been nominated for election at the 2002 Annual Meeting of Stockholders to serve as a director for a three-year term expiring at our annual meeting of stockholders in 2005 or until his respective successor has been duly elected and qualified. It is intended that the persons named in the proxy will vote for the election of each of the two nominees listed below to serve as Class III Directors for a three year term until the 2005 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees has indicated his willingness to continue to serve as a member of the Board of Directors if elected; however, in case any nominee should become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote for a substitute nominee.

        Assuming a quorum is present, the two persons receiving the two highest totals of votes cast in favor of his or her election will be elected as Class III Directors.

Directors—Nominees for a Term of Three Years Expiring in 2005

        The nominees for election at the annual meeting of stockholders as Class III Directors are as follows:

        Edson D. de Castro (age 63) has served as a member of our Board of Directors since December 1994. Since 1997, Mr. de Castro has been a self-employed business consultant. From 1992 to 1997, Mr. de Castro was Chairman of Xenometrix, Inc., a biotechnology company. From 1989 to 1990, Mr. de Castro was Chairman of the Board of Directors of Data General Corporation. From 1968 to 1989, Mr. de Castro served as President and Chief Executive Officer of Data General. Mr. de Castro is a director of AVAX Technologies, Inc., a biopharmaceutical company, and a director of VCampus Corp., a publisher of educational courseware for Internet training programs. Mr. de Castro is also a trustee of Boston University and a Member of the Clark University Graduate School of Management Advisory Council. Mr. de Castro is also a Member of the Corporation of Partners Healthcare System, Inc.

        William S. Reece (age 36) is a founder of HealthGate and has served as a member of our Board of Directors and our President and Chief Executive Officer since our inception in 1994. Mr. Reece has served as the Chairman of our Board of Directors since December 1994. From 1988 to 1994, Mr. Reece served in several positions, including Vice President, Sales and Marketing, Manager of U.S. Sales and Marketing Representative at PaperChase, a medical literature retrieval software company owned by Beth Israel Hospital in Boston.

HEALTHGATE'S BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" EACH NAMED NOMINEE.

Current Directors to Continue in Office Until 2003

        The current Class I Directors of the Company, who are not standing for re-election at this year's annual meeting and whose terms will expire at our annual meeting of stockholders in 2003, are as follows:

        David Friend (age 54) has served as a member of our Board of Directors since April 1995. In June 1999, Mr. Friend founded Sonexis, Inc. (formerly known as eYak, Inc.), a telecommunications software company where he is currently the Chairman of the Board. From 1995 through December 1999, Mr. Friend served as Chairman of the Board of Directors of FaxNet Corp., a provider of messaging services to the telecommunications industry. During 1994 and 1995, Mr. Friend served as a lecturer at Massachusetts Institute of Technology. From 1983 to 1994, Mr. Friend served as Chairman of the Board of Directors of Pilot Software, an international software firm. Mr. Friend has also been a director of GEAC Computer Corporation, Limited since 2001.

        William G. Nelson, Ph.D. (age 67) has served as a member of our Board of Directors since October 2000. Since 1990, Dr. Nelson has been the Chairman of the Board of Directors of HarrisData Corp., a computer software company. Since 1999, Dr. Nelson has also been the Chairman of the Board of Directors of Repository Technologies Inc., a computer software company. Dr. Nelson has been a director of GEAC Computer Corporation, Limited since 1988, additionally from June 1996 through October 2000, Dr. Nelson served as the Chairman of the Board of Directors of GEAC, and from September 1996 until April 1999, he also served as its Chief Executive Officer and President. Since 1986, Dr. Nelson has also served as a director of Manugistics Group, Inc., a provider of intelligent supply chain optimization solutions for enterprises and evolving eBusiness trading networks. From December 1991 to December 1994, Dr. Nelson was President and Chief Executive Officer of Pilot Software, Inc. Dr. Nelson also serves as a trustee of Swarthmore College.

Current Directors to Continue in Office Until 2004

        The current Class II Directors of the Company, who are not standing for re-election at this year's annual meeting and whose terms will expire at our annual meeting of stockholders in 2004, are as follows:

        Gerald E. Bisbee, Jr., Ph.D. (age 59) was elected a Class II Director of HealthGate in August 2000. Since 1998 Dr. Bisbee has been Chairman, President and CEO of ReGen Biologics, Inc., a company that designs, engineers and manufactures tissue engineered products for orthopedic applications. He is also Chairman of The Health Management Academy, a health care education and marketing firm. Since 1989 Dr. Bisbee has been a director of Aros Corporation (formerly known as APACHE Medical Systems, Inc.), a software decision support and content management company for hospitalized critical care patients (where he served as Chairman and Chief Executive Officer from 1989 through 1997 and was re-elected Chairman in December 2000). Dr. Bisbee has served as a director of Cerner Corporation, a software information technology and content solutions company for healthcare organizations and consumers, since February 1988.

        Jonathan J. G. Conibear (age 50) has served as a member of our Board of Directors since December 1996. In October 2001, Mr. Conibear became a managing director of Taylor and Francis, a United Kingdom academic research publisher. From 1986 to September 2001, Mr. Conibear served as Executive Director of Blackwell Science, Ltd., the largest publisher of medical societies' journals and one of the world's largest medical publishers, with headquarters in Oxford, U.K. From 1985 to 1997, Mr. Conibear had other responsibilities with Blackwell Science, including President, Blackwell Science Inc., Blackwell's U.S. subsidiary, Chair, Blackwell's Asian subsidiary, and Sales Director. From 1974 to 1985, Mr. Conibear served in various positions with Oxford University Press.

        Thomas O. Pyle (age 62) was elected a Class II Director of HealthGate in January 2001. Mr. Pyle became Chairman of PrivaSource, a start-up company, in 2001. From 1978 to 1991, Mr. Pyle served as Chief Executive Officer of Harvard Community Health Plan and from 1993 to 1994 he served as Chief Executive Officer of MetLife HealthCare. Mr. Pyle is a director of the Risk Management Foundation of the Harvard Medical Institutions. He served as Chairman from 1981-1990 and 2000-2002. He was founder of a related organization, Controlled Risk Insurance Company, Ltd., serving as director of that organization from 1976-1998 and 2000-2002 (Chairman 1976-1989 and 2000-2002). Since 2000, Mr. Pyle has also been a director of Mykrolis Corporation, a supplier to the semiconductor industry.

Board of Directors and Committees

        During 2001, there were fourteen meetings of the Board of Directors. In 2001, each director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by all committees of the Board on which such director served, except that Mr. Friend attended ten of the fourteen Director's Meetings and two of the five Audit Committee meetings.

        The Board of Directors of the Company has standing Audit and Compensation Committees.

        The Audit Committee consists of Messrs. de Castro and Friend and Dr. Nelson. The Audit Committee operates under a written charter adopted by the Board of Directors that was attached as an appendix to the proxy statement for the 2001 Annual Meeting of Stockholders. The Audit Committee held five meetings in 2001.

Audit Committee Report

        The Audit Committee has provided the following report. The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 Act, as amended, or the Securities Exchange Act of 1934, as amended:

        The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee the Corporation's financial reporting process. Management is responsible for our financial statements and reporting process, including our systems of internal controls. The Corporation's independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee's responsibilities include recommending the independent auditors to be selected to audit the Company's financial statements; reviewing the scope of the proposed audit for the current year and the audit procedures to be utilized; reviewing the results of the audit, including recommending actions in response to any comments or recommendations of the independent auditors; reviewing with the independent auditors and management the adequacy and effectiveness of the Company's accounting and financial controls; reviewing the financial statements to be filed quarterly with the Securities and Exchange Commission with management and the independent auditors; reviewing the financial statements contained in the annual report to stockholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders.

        The Audit Committee is composed of three non-employee directors, each of whom is an "independent director" under the rules of National Association of Securities Dealers governing the qualifications of the members of audit committees.

        The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from HealthGate and its management, including the matters in the written disclosures we received from the auditors as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and considered the compatibility of non-audit services with the auditors' independence.

        Based on its review and discussions and subject to the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board of Directors that HealthGate's audited financial statements be included in HealthGate's annual report on Form 10-K for the fiscal year ended December 31, 2001.

                      The Audit Committee of HealthGate Data Corp.,
                      Edson D. de Castro
                      David Friend
                      William G. Nelson, Ph.D.

        The Compensation Committee consists of Dr. Bisbee and Messrs. Conibear and Pyle. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for our employees, including executive officers and the Chief Executive Officer. The Compensation Committee held four meetings in 2001.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table summarizes the compensation paid to or earned by our Chief Executive Officer and our two other most highly compensated executive officers (the "Named Executive Officers") whose total salary and bonus exceeded $100,000 for services rendered to HealthGate in all capacities during the years ended December 31, 2001, 2000, and 1999.

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)		Securities Underlying Options (#)		All Other Compensation ($)(1)
William S. Reece President and Chief Executive Officer	2000 1999 1998	240,000 243,000 200,000		96,650 — 140,000	(2) (4)	83,333 — —	(7)	51 205 128
Veronica Zsolcsak Chief Financial Officer	2001 2000	225,000 61,099	(5)	42,866 30,000	(2) (3)	8,333	(7)	121 —
Rick Lawson (8) Vice President of Content and Secretary	2001 2000 1999	176,078 175,000 120,000	(6)	41,204 34,970 50,000	(2) (3) (4)	60,000 — —	(7)	38 150 76

(1)
Represents payments made by the Company in the respective years for term life insurance premiums on behalf of the Named Executive Officers.

(2)
Includes amounts paid in February 2002 for bonuses earned in 2001.

(3)
Represents amounts awarded in February 2001 for bonuses earned in 2000.

(4)
Represents amounts awarded in February 2000 for bonuses earned in 1999.

(5)
Ms. Zsolcsak was hired by HealthGate in September 2000.

(6)
Includes commissions paid in 2002.

(7)
All references to number of shares have been adjusted to reflect the 3-for-1 reverse stock split effective July 1, 2001.

(8)
In connection with Mr. Lawson's May 13, 2002 resignation, beginning May 14, 2002, Mr. Lawson will be a part time consultant for HealthGate.

Option Grants in Year Ended December 31, 2001

        The following table sets forth information concerning the individual grants of stock options to each of the Named Executive Officers who received grants during the fiscal year ending December 31, 2001. All options were granted under HealthGate's 1994 Stock Option Plan.

					Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term(1)
	Individual Grant
	Number of Securities Underlying Options Granted (#)(2)	Percent of Total Options Granted to Employees in Fiscal Year (%)(3)
Name			Exercise Price ($/Sh)	Expiration Date
					5% ($)	10%
William S. Reece	83,333	35.80%	1.50	01/29/06	34,535	76,313
Veronica Zsolcsak	8,333	3.58%	1.50	01/29/06	3,453	7,631
Rick Lawson	60,000	25.78%	1.50	01/29/06	24,865	54,946

(1)
Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionee's continued employment through applicable vesting periods and the date on which the options are exercised and the underlying shares are sold.

(2)
All references to number of shares have been adjusted to reflect the 3-for-1 reverse stock split effective July 1, 2001.

(3)
In 2001, HealthGate granted options to purchase an aggregate of 232,746 post-split shares of Common Stock.

Aggregated Option Exercises In 2001 And 2001 Year-End Option Values

        The following table sets forth certain information with respect to the number and value of option exercises in 2001 and unexercised options held by the Named Executive Officers on December 31, 2001.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)(2)
					Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
William S. Reece	0	0	20,833	62,500	0	0
Veronica Zsolcsak	0	0	0	0	0	0
Rick Lawson	0	0	0	0	0	0

(1)
The value of unexercised in-the-money options represents the difference between $0.45 (the closing price of our Common Stock on December 31, 2001, the last day of our fiscal year), and the exercise price of the stock options, multiplied by the number of shares subject to the stock options.

(2)
On November 27, 2001, HealthGate commenced an offer to exchange certain options to purchase shares of its common stock upon the terms and subject to the conditions described in the Offer to Exchange dated November 27, 2001, as amended (the "Exchange Offer"). Under the Exchange Offer, employees, including executive officers, were given the opportunity to elect to cancel outstanding stock options held by them in exchange for an equal number of new options to be granted at a future date. Pursuant to the terms and conditions described in the Exchange Offer,

  HealthGate accepted for exchange options to purchase 552,290 shares of common stock, which were cancelled on December 28, 2001. Pursuant to the Exchange Offer, Mr. Reece elected to cancel options for the purchase of 99,150 shares, Ms. Zsolcsak elected to cancel options for the purchase of 54,999 shares and Mr. Lawson elected to cancel options for the purchase of 99,660 shares. In accordance with the terms of the Exchange Offer, HealthGate will grant new options to purchase common stock in exchange for such tendered options on or promptly after July 1, 2002. The exercise price of the new options will be equal to the fair market value of our common stock on the date of grant. The contingent issuance of new options on or after July 1, 2002, are not included in this table.

Compensation of Directors

        Directors of HealthGate who are also our employees did not receive additional compensation for serving as Directors.

        Each of HealthGate's non-employee Directors receive $3,000 per quarterly Board of Directors' meeting attended, $500 per Committee meeting attended, and $500 per monthly Board of Directors' conference call attended and will be reimbursed, upon request, for expenses incurred in attending each Board of Directors' meeting.

        As compensation for their services in 1999 through 2001, in January 1999, each of HealthGate's non-employee Directors was granted stock options for the purchase of 3,305 shares of our Common Stock under our 1994 Stock Option Plan. These options have an exercise price of $2.67 per share, vested in three equal annual installments in January 1999, 2000, and 2001 based on continuing service as a director through each applicable period and expire in January 2004.

        In August 2000, the number of options issued to non-employee Directors for their services was increased from 1,102 per year to 3,333 per year for the three-year period through the second quarter of 2003. Accordingly, in August 2000 stock options for an additional 8,348 shares (which when combined with the January 1999 grants provides for 3,333 shares annually) were granted for the continuing services of each of Messrs. Conibear, de Castro, Friend and Horgen. The August 2000 options were granted under HealthGate's 1994 Stock Option Plan, have an exercise price of $4.125 per share (which was the closing price for our common stock as reported by Nasdaq at the time of grant), vest quarterly over three years based on continuing service as a director and expire in August 2005. Upon their election to the Board of Directors, Drs. Bisbee and Nelson and Mr. Pyle were granted stock options for 10,000 shares of HealthGate's Common Stock in August 2000, October, 2000 and January, 2001, respectively. Each of these options were granted under HealthGate's 1994 Stock Option Plan. Dr. Bisbee's options have an exercise price of $4.125 per share. Dr. Nelson's options have an exercise price of $2.8125 per share. Mr. Pyle's options have an exercise price of $1.407 per share. All exercise prices were based on the closing price for our common stock as reported by Nasdaq at the time of grant. These options all vest quarterly over three years based on continuing service as a director and expire five years from the date of grant.

        In September 2001, in connection with his departure from Blackwell Science, Blackwell's stock options for Mr. Conibear's services as a director stopped vesting and expired without exercise. In October 2001, Mr. Conibear was granted stock options for 10,000 shares of HealthGate's Common Stock for his continuing services as a director. Mr. Conibear's new options have an exercise price of $0.70 per share (which was the closing price for our common stock as reported by Nasdaq at the time of grant), vest quarterly over three years based on continuing service as a director and expire in October 2006.

Employment Contracts, Termination of Employment, and Change-In-Control Arrangements

        Under an employment agreement dated October 1, 1995, HealthGate agreed to employ Mr. Reece as Chairman of the Board, President and Chief Executive Officer of HealthGate for a period of three years beginning on October 1, 1995, to be automatically renewed on an annual basis, unless either party does not wish to extend the employment agreement, in which case the agreement will terminate three years from the applicable renewal date. Under the agreement, Mr. Reece's minimum base salary is $110,000 per annum, subject to annual review by the Board of Directors. Mr. Reece is also eligible to participate in any bonus programs HealthGate adopts. Mr. Reece's 2001 annual base salary was $240,000. Additionally, for 2001 services, Mr. Reece received bonuses of $96,650 under HealthGate's 2001 Executive Bonus Plan.

        HealthGate may terminate Mr. Reece's employment for malfeasance, nonfeasance or breach of the employment agreement, as determined by 75% of the Board of Directors. If we terminate Mr. Reece's employment for malfeasance, nonfeasance or breach of the employment agreement, Mr. Reece will be entitled to receive a lump sum severance payment equal to 12 months' compensation at his then current base salary, the amount of any bonus paid to him in the previous contract year, and any accrued bonus through the date of termination, plus any benefits to which he is entitled for 12 months following the date of termination. We may also terminate Mr. Reece's employment if Mr. Reece is convicted of a felony involving HealthGate. If we terminate Mr. Reece's employment for conviction of a felony involving HealthGate, Mr. Reece will not be entitled to any further compensation under the employment agreement, except as may be required by applicable law.

        In addition, Mr. Reece may elect to terminate the employment agreement for good reason or following a change in control of HealthGate. In the event Mr. Reece makes such an election for good reason or as a result of a change in control, he will be entitled to a lump sum severance payment equal to 12 months' compensation at his then current base salary, any accrued bonus through the date of election, plus any benefits to which he is entitled for 12 months following the date of election.

        HealthGate has agreed that if it terminates the employment of certain employees, including Ms. Zsolcsak, without cause, the employee shall be entitled to severance payments comprising the employee's then current base salary and then current health care coverage for six months from the date of termination. In connection with Mr. Lawson's May 13, 2002 resignation, beginning on May 14, 2002, Mr. Lawson will be a part time consultant for HealthGate.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. Our Compensation Committee currently consists of Dr. Bisbee and Messrs. Conibear and Pyle, none of whom has ever been an officer or employee of HealthGate.

Report of the Compensation Committee on Executive Compensation & Option Exchange

        The Compensation Committee has provided the following report. The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 Act, as amended, or the Securities Exchange Act of 1934, as amended:

        HealthGate Data Corp.'s Compensation Committee is responsible for establishing HealthGate's philosophy of structuring executive compensation packages to enable HealthGate to attract and retain qualified executives and to motivate such individuals to maximize their efforts on behalf of HealthGate. The Compensation Committee makes recommendations regarding executive compensation, including base salaries and bonus awards. HealthGate also awards stock option grants to its officers and employees.

        HealthGate's compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified employees. The Compensation Committee recommends total compensation for HealthGate's executive officers by following a policy of basing such executive's compensation upon the executive's individual performance and contribution to the development and financial success of HealthGate. In addition, when determining the baseline for executives' compensation packages, the Compensation Committee considers the compensation packages provided by companies within its industry and by companies outside the industry with which HealthGate competes for executive talent.

        Annual compensation for HealthGate's executives consists of base salary and bonus. Additionally, equity in the form of stock option grants may be awarded.

        Cash Compensation. Annual cash compensation consists of base salary and bonus. In recommending salaries for HealthGate's executive officers, the Compensation Committee considers a number of factors, including: experience, personal performance, development and implementation of short-term and long-term planning objectives, the salary levels for similar positions within the industry in which HealthGate competes and in other industries, and company-wide salary compatibility. The weight given to each of these factors differs from individual to individual, as the Compensation Committee may deem appropriate. In order to have a portion of each executive officer's compensation contingent upon HealthGate's performance, the Compensation Committee establishes an annual bonus plan for executives. In February 2001, the Compensation Committee established a structured, objective and formulaic Executive Bonus Plan for 2001, pursuant to which executive officers were eligible for quarterly bonuses based upon HealthGate's quarterly results with respect to EBITDA (earnings before interest, taxes, depreciation and amortization) and use of cash, and individual performance and efficiency metrics. For 2002, the Compensation Committee has established a 2002 Executive Bonus Plan under which eligible executive officers may receive year-end bonuses based on HealthGate's revenue and profitability in 2002.

        Equity Ownership. Total compensation at the executive level also includes long-term incentives afforded by the grant of stock options. The purpose of HealthGate's stock ownership program is to assist in the attraction and retention of key executives, to align the interest of each executive officer with HealthGate's stockholders and to provide each executive officer with a significant incentive to manage HealthGate from the perspective of an owner with an equity stake in HealthGate. When issued, stock option grants to executive officers have exercise prices equal to the fair market value at grant and vest in installments over a period of years, conditional upon the executive officer's continued service with HealthGate.

        Option Exchange. In November 2001, the Compensation Committee recommended and the Board of Directors approved an offer to employees to exchange certain options to purchase shares of HealthGate's common stock upon the terms and subject to the conditions described in the Offer to Exchange dated November 27, 2001, as amended (the "Exchange Offer"). Under the Exchange Offer, employees, including executive officers, were given the opportunity to elect to cancel outstanding stock options held by them in exchange for an equal number of new options to be granted at a future date. In accordance with the terms of the Exchange Offer, options for the purchase of 552,290 shares of HealthGate's common stock were accepted from employees for exchange and were cancelled on December 28, 2001. Pursuant to the terms of the Exchange Offer, HealthGate will grant new options to purchase common stock in exchange for such tendered options on or promptly after July 1, 2002. The exercise price of the new options will be equal to the fair market value of our common stock on the date of grant. The Compensation Committee believes that the Exchange Offer provided an opportunity for HealthGate to offer employees a valuable incentive to stay with HealthGate. At the time of the Exchange Offer most of HealthGate's outstanding options had exercise prices that were significantly higher then the current market price of HealthGate's shares. By recommending the Exchange Offer, the Compensation Committee intended to provide the Company's employees with the benefit of owning options that over time may have a greater potential to increase in value in order to create better performance incentives for eligible employees and maximize stockholder value. The timing of the Exchange Offer was designed so that HealthGate would not have to recognize any stock compensation expense as a result of the Exchange Offer and that the new options will not have to be treated as variable awards under accounting rules. The following chart sets forth the participation of the executive officers in the Exchange Offer:

Name	Date(1)	Number of Securities Underlying Options Repriced or Amended(#)		Market Price of Stock at Time of Repricing or Amendment ($)(2)	Exercise Price at Time of Repricing or Amendment ($)	New Exercise Price($)	Length of Original Option Term Remaining at Date of Repricing or Amendment(4)
William S. Reece	12/28/01	85,930		$0.45	$5.64	(3)	37 months
	12/28/01	13,220		$0.45	$5.64	(3)	37 months
Veronica Zsolcsak	12/28/01	46,666		$0.45	$3.66	(3)	45 months
	12/28/01	8,333		$0.45	$1.50	(3)	49 months
Rick Lawson	12/28/01	60,000	(5)	$0.45	$1.50	(5)	49 months
	12/28/01	39,660	(5)	$0.45	$5.64	(5)	37 months

(1)
The date of cancellation of options is December 28, 2001. New options are to be granted on or after July 1, 2002 pursuant to the Exchange Offer.

(2)
The closing price of our Common Stock on Nasdaq National Market on December 28, 2001, the date of cancellation of options.

(3)
The new exercise price will be determined based on the market price of our Common Stock on the date on which the new options are granted, which in accordance with the terms of the Exchange Offer will be on or promptly after July 1, 2002.

(4)
Approximate remaining term is as of December 28, 2001, the date of cancellation of the options.

(5)
As a result of his resignation, effective May 13, 2002, Mr. Lawson will not be granted any new options.

        Chief Executive Officer 2001 Compensation. The compensation arrangements for Mr. Reece with respect to the 2001 fiscal year were primarily based upon the terms of his existing employment contract with HealthGate. Pursuant to the 1995 Employment Agreement, Mr. Reece is entitled to an annual minimum base salary, subject to annual review by the Board of Directors. In addition, Mr. Reece participated in the Executive Bonus Plan for 2001 and the Option Exchange.

        In applying the goals of the Compensation Committee, including that executive compensation be at a level that is believed to be competitive with other companies in the industry, in January 2001 the Compensation Committee recommended Mr. Reece's annual base salary for fiscal year 2001 remain at $240,000. Under the Executive Bonus Plan for 2001, Mr. Reece was paid four quarterly bonuses totaling $96,650 in the aggregate for 2001 services, based upon a pre-determined formula for EBITDA, use of cash and other individual performance and efficiency metrics in each calendar quarter of 2001. Mr. Reece was not granted stock options for 2001 services; however, Mr. Reece participated in the Exchange Offer that was open to all employees. In December 2001 Mr. Reece agreed to the cancellation of 99,150 options held by him in exchange for an equal number of new options to be granted on or promptly after July 1, 2002, in accordance with the terms of the Exchange Offer.

The Compensation Committee of HealthGate Data Corp.
Gerald E. Bisbee, Jr., Ph.D. Jonathan J. G. Conibear Thomas O. Pyle

STOCK PRICE PERFORMANCE GRAPH

        The following graph compares cumulative total stockholder return on our common stock since January 26, 2000, the date of our initial public offering, with the cumulative total return for the Nasdaq Stock Market (U.S.) Index and the JP Morgan H & Q Healthcare Information Services Index. The graph assumes the investment of $100 on January 26, 2000 in our common stock, the Nasdaq Stock Market (U.S.) Index and the JP Morgan H & Q Healthcare Information Services Index and assumes reinvestment of all dividends.

COMPARISON OF 23 MONTH CUMULATIVE TOTAL RETURN*
AMONG HEALTHGATE DATA CORPORATION,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE JP MORGAN H&Q HEALTHCARE INFORMATION SERVICES INDEX

*
$100 invested on 1/26/00 in stock or index-including reinvestment of dividends.

Fiscal year ending December 31.

	Cumulative Total Return
	1/26/00	3/00	6/00	9/00	12/00	3/01	6/01	9/01	12/01
HealthGate Data Corp	100.00	51.14	14.77	10.80	1.71	2.27	3.18	1.18	1.36
Nasdaq Stock Market (U.S.)	100.00	112.82	98.09	90.27	60.44	45.12	53.18	36.89	47.96
JP Morgan H & Q Healthcare Information Services	100.00	60.28	39.81	37.46	28.25	22.53	26.32	21.89	22.20

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to the beneficial ownership of our Common Stock as of March 31, 2002 by: (a) each person who we know owns beneficially more than 5% of our Common Stock; (b) each of our Directors; (c) each of the Named Executive Officers; and (d) all of our Directors, nominees and executive officers as a group. Unless otherwise indicated, the mailing address for each person and business entity listed below is c/o HealthGate Data Corp., 25 Corporate Drive, Suite 310, Burlington, MA 01803.

Beneficial Owner	Shares Beneficially Owned	Percent Beneficially Owned(1)
General Electric Company(2) 2135 Easton Turnpike Fairfield, CT 06431	1,232,085	19.2%
Blackwell Science, Ltd.(3) Oxney Mead, Oxford OX2 OEL, United Kingdom	673,990	11.2%
HCA, Inc. (4) One Park Plaza Nashville, Tennessee 37203	647,012	9.7%
Computer Sciences Corporation(5) 2100 East Grand Avenue El Segundo, CA 90245	599,403	9.9%
William S. Reece(6)	571,274	9.4%
Barry M. Manuel, M.D.(7) 65 Wellesley Road Belmont, MA 02478	395,933	6.6%
NBC Internet, Inc.(8) 225 Bush Street San Francisco, CA 94104	384,848	6.3%
Rick Lawson(9)	266,066	4.4%
David Friend(10)	204,761	3.4%
William G. Nelson(11)	137,943	2.3%
Edson D. de Castro(12)	50,689	*
Thomas O. Pyle(13)	11,666	*
Gerald E. Bisbee, Jr.(14)	6,667	*
Jonathan J. G. Conibear(15)	2,500	*
Veronica M. Zsolcsak(16)	0	*
Executive officers and directors as a group (9 persons)(17)	1,251,566	20.6%

*
Less than one percent of outstanding shares.

(1)
Percentage ownership is based on 6,014,676 shares outstanding as of March 31, 2002. Shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days of March 31, 2002 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)
Amounts based on Schedule 13D filed by General Electric Capital Corporation on February 11, 2000, this amount includes 396,600 shares of Common Stock issuable pursuant to a warrant granted to General Electric Company in connection with our development and distribution agreement with GE Medical Systems, an operating unit of General Electric Company and 835,485 shares of Common Stock owned by GE Capital Equity Investments, Inc., a wholly-owned subsidiary of General Electric Capital Corporation and an affiliate of General Electric Company. GE Capital Equity Investments shares beneficial ownership of the 835,485 outstanding shares with General Electric Capital Corporation with respect to all shares held of record by GE Capital Equity Investments. This amount does not include any shares of our Common Stock beneficially owned by NBC Internet, Inc. and listed separately in this table. We understand that NBC Internet, Inc. is affiliated with General Electric Company. General Electric Company disclaims any beneficial ownership of the shares held by NBC Internet, Inc.

(3)
Includes 88,759 shares owned by Blackwell Wissenschafts-Verlag GmbH, a wholly owned subsidiary of Blackwell Science.

(4)
Includes 647,012 shares issuable pursuant to a warrant issued to CIS Holdings, Inc., an indirect, wholly owned subsidiary of HCA, Inc., formerly known as Columbia/HCA Healthcare Corporation.

(5)
Amounts based on Schedule 13G filed by Computer Sciences Corporation on June 1, 2001.

(6)
Includes 34,722 shares of Common Stock issuable to Mr. Reece upon the exercise of stock options. This amount does not include shares of Common Stock issuable to Mr. Reece upon exercise of stock options cancelled under the Company's Exchange Offer and due to be reissued on or after July 1, 2002.

(7)
Includes 395,933 shares owned by Dr. Manuel, 105,760 shares held in trusts for which Dr. Manuel serves as trustee for the benefit of his children and grandchildren. Dr. Manuel disclaims beneficial ownership of the 105,760 shares held in trust for the benefit of his children and grandchildren.

(8)
Includes 124,643 shares of common stock owned by Snap! LLC, a wholly owned subsidiary of NBC Internet, Inc., 193,539 shares of our Common Stock owned by NBC Internet, Inc. and 66,666 shares of our Common Stock issuable pursuant to a warrant issued to NBC Internet, Inc. We understand that NBC Internet, Inc. is affiliated with General Electric Company

(9)
This amount does not include shares of Common Stock issuable to Mr. Lawson upon exercise of stock options cancelled under the Company's Exchange Offer and due to be reissued on or after July 1, 2002.

(10)
Includes 8,319 shares of Common Stock issuable to Mr. Friend upon exercise of stock options.

(11)
Includes 5,834 shares of Common Stock issuable to Dr. Nelson upon exercise of stock options.

(12)
Includes 7,218 shares of Common Stock issuable to Mr. de Castro upon exercise of stock options.

(13)
Includes 5,000 shares of Common Stock issuable to Mr. Pyle upon exercise of stock options.

(14)
Includes 5,000 shares of Common Stock issuable to Dr. Bisbee upon exercise of stock options.

(15)
Includes 2,500 shares of Common Stock issuable to Mr. Conibear upon exercise of stock options.

(16)
This amount does not include shares of Common Stock issuable to Ms. Zsolcsak upon exercise of stock options cancelled under the Company's Exchange Offer and due to be reissued on or after July 1, 2002.

(17)
Includes 70,260 shares of Common Stock issuable upon exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based solely on a review of Forms 3, 4, and 5 furnished to HealthGate pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934 (the "Exchange Act") during and with respect to its most recent fiscal year, as well as written representations furnished to HealthGate by reporting persons, all persons subject to Section 16 of the Exchange Act with respect to HealthGate have filed on a timely basis all reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In January 2000, HealthGate entered into a new activePress Journal Hosting and Delivery Agreement with Blackwell Science, Ltd. and Munksgaard International Publishers Limited. Blackwell Science, together with Blackwell Wissenshafts-Verlag GmbH, a wholly owned subsidiary of Blackwell Science, owns and holds 673,990 shares of our common stock. Jonathan Conibear, one of our Directors, was an Executive Director of Blackwell Science through September 2001. Pursuant to this agreement, we hosted a Web site for Blackwell Science's journals and other publications through January 2002. Blackwell Science paid us a total of $1,778,000 for fees during 2001. HealthGate does not expect to have significant revenues from Blackwell Science in 2002.

        In June 1999, HealthGate entered into a development and distribution agreement with GE Medical Systems pursuant to which we agreed to develop GE Medical Systems branded enhanced versions of our CHOICE Web site product and granted GE Medical Systems a license to sell our CHOICE Web site product. In June 2000 and June 2001 the development and distribution agreement was renewed for an additional one-year periods. Pursuant to this agreement, GE Medical Systems paid HealthGate a total of $945,000 in 2001 for GE Medical Systems branded versions of CHOICE web sites. General Electric Company is a principal stockholder of HealthGate.

        In October 1999, HealthGate entered into a three-year strategic alliance agreement with Snap! LLC and Xoom.com, Inc. The rights of Snap! LLC and Xoom.com, Inc. were subsequently assigned to NBC Internet, Inc. ("NBCi"). Under the original agreement, NBCi was to provide various services to promote HealthGate's name, the www.healthgate.com Web site, enterprise-based CHOICE Web sites and the products and services HealthGate offers. In September 2000 HealthGate and NBCi amended this agreement. One of the provisions of the revised agreement was that HealthGate agreed to redirect its user traffic from www.healthgate.com to the Health Channel section of NBCi's consumer Internet portal at www.nbci.com so that NBCi could count all user traffic as part of its total user base. In March 2001, HealthGate further amended its agreement with NBCi. Under the amended agreement, HealthGate issued a warrant to NBCi to purchase 66,666 shares of HealthGate common stock at an exercise price per share of $0.5625 (which was the closing price for our common stock as reported by Nasdaq at the time of the amended agreement). HealthGate was also to pay NBCi $2,100,000 in cash in 2001 and $2,800,000 in cash in 2002, and was to provide content to NBCi through October 2004. In return, NBCi was to feature HealthGate as the anchor tenant on the men's health, women's health and drugs and medications sections of the Health Channel of the NBCi portal through October 2002 and share advertising and sponsorship revenue derived from the co-branded www.healthgate.nbci.com Web site with HealthGate through October 2004. In June 2001, HealthGate negotiated to end its contract with NBCi. In connection with this termination agreement HealthGate paid NBCi $831,000 during the third quarter of 2001. HealthGate also paid NBCi $592,000 in 2001 under the March 2001 amended agreement. HealthGate's results of operations for the year ended December 31, 2001 include operating expenses of $550,000 relating to HealthGate's agreement with NBCi and a non-recurring charge of $1,070,000 related to the contract termination. NBCi is a principal stockholder of HealthGate and an affiliate of General Electric Company, which is also a principal stockholder of HealthGate.

        In November 1999, HealthGate entered into a three-year development agreement with Columbia Information Systems, Inc., now known as HCA-Information Technology & Services, Inc.

("HCA-Information"). Under our original agreement, we agreed to design, develop, and maintain a health portal site for HCA-Information and design, develop and maintain customized, co-branded CHOICE Web sites for up to 280 Columbia/HCA hospitals and affiliates. The original agreement provided for an annual license fee of $3.5 million to be paid by HCA-Information for all products and services that we provided under the agreement. In addition, the original agreement provided for sharing advertising and sponsorship revenues and certain e-commerce revenues. The original agreement allowed HCA-Information to terminate it without cause on June 1, 2001, upon payment of a $1.0 million termination fee to HealthGate. In March 2001, HealthGate and HCA-Information amended the development agreement. The term of the amendment is from March 2001 to November 2002 and calls for HCA-Information to pay license fees to HealthGate of approximately $1.4 million in both 2001 and 2002. The amendment significantly reduces the content that will be made available on the customized HCA CHOICE Web sites, increases the maximum number of hospitals covered to 330 and eliminates HCA-Information's option to terminate the agreement on June 1, 2001. In 2001, HCA-Information paid HealthGate a total of $2.3 million in license fees. HCA, Inc., formerly known as Columbia/HCA Healthcare Corporation holds a warrant for shares of HealthGate common stock.

ANNUAL REPORT

        The Company's Annual Report on Form 10-K with respect to the year ended December 31, 2001, which includes the Company's audited financial statements, accompanies this Proxy Statement.

        ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN OR ORAL REQUEST OF SUCH PERSON ADDRESSED TO: TREASURER, HEALTHGATE DATA CORP., 25 CORPORATE DRIVE, BURLINGTON, MASSACHUSETTS, 01803 (TELEPHONE: (781) 685-4000).

RELATIONSHIP WITH CERTIFIED PUBLIC ACCOUNTANTS

        The accounting firm of PricewaterhouseCoopers LLP served as HealthGate's independent auditors for 2001. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting of stockholders with the opportunity to make a statement and to respond to appropriate questions from stockholders. The Board of Directors of HealthGate has requested that the Audit Committee recommend an accounting firm to serve as HealthGate's independent auditors for the year 2002.

Audit Fees

        Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its audit of HealthGate's consolidated financial statements as of and for the year ended December 31, 2001 and its reviews of HealthGate's unaudited condensed consolidated interim financial statements were $184,195.

Financial Information Systems
Design and Implementation Fees

        During the year ended December 31, 2001, PricewaterhouseCoopers LLP rendered no professional services to HealthGate in connection with the design and implementation of financial information systems.

All Other Fees

        In addition to the fees described above, aggregate fees of $20,165 were billed by PricewaterhouseCoopers LLP during the year ended December 31, 2001, primarily for the following professional services:

Income tax compliance and related tax services	$16,475
Other (a)	$3,690

(a)
Consists of fees for professional services rendered in connection with our Schedule TO.

        During HealthGate's three most recent fiscal years, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused the firm to make a reference to the subject matter of the disagreement in connection with its report.

STOCKHOLDER PROPOSALS

        Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with SEC Rule 14a-8, which in certain circumstances may require the inclusion of qualifying proposals in HealthGate's Proxy Statement. For such proposals to be considered for inclusion in the Proxy Statement and proxy relating to the Company's 2003 Annual Meeting of Stockholders, all applicable requirements of SEC Rule 14a-8 must be satisfied and such proposals must be received by HealthGate no later than January 15, 2003.

        In addition, under the Company's By-Laws, no business may be brought before an annual meeting or nominations made for persons for election to the Board of Directors except pursuant to the notice of the meeting (which includes stockholder proposals that HealthGate sets forth in its proxy statement under SEC Rule 14a-8), or as otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder who has delivered timely written notice to HealthGate (containing certain information specified in the By-Laws) not less than 60 days prior to the date of the annual meeting; provided, in the event that the 2003 annual stockholders meeting is called for a date prior to the fourth Tuesday in June and less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which notice of the date of the annual meeting was mailed to stockholders or the date on which public disclosure was made of the date of the annual meeting. Accordingly, a stockholder who intends to present a nomination for Director or a proposal at the 2003 Annual Meeting of stockholders without inclusion of the proposal in the Company's proxy materials must provide written notice of the nomination or other business they wish to propose to HealthGate no later than April 25, 2003 (assuming an annual stockholders meeting on June 24, 2003) or as pursuant to the applicable formula described above if the annual meeting is scheduled for another date.

        All notices of proposals by stockholders and all requests for copies of the full text of the By-law provisions discussed above should be sent to HealthGate Data Corp., 25 Corporate Drive, Suite 310, Burlington, Massachusetts, 01803, Attention: Secretary.

        The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

        Management is not aware of any matters proposed to be presented to the meeting by any other person. However, if any other business should properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment on such business.

HEALTHGATE DATA CORP.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2002

        The undersigned hereby appoints William S. Reece and Veronica Zsolcsak and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of HealthGate Data Corp. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of HealthGate Data Corp. to be held at the Sheraton Colonial Hotel and Golf Club, One Audubon Road, Wakefield, Massachusetts, on Tuesday, June 18, 2002 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be signed on reverse side)

SEE REVERSE FOR
VOTING INSTRUCTIONS

Please date, sign and mail your
proxy card back as soon as possible!
Annual Meeting of Stockholders
HEALTHGATE DATA CORP.
June 18, 2002

Please Detach and Mail in the Envelope Provided

A  ☒  Please mark your
votes as in this
example.

	FOR all nominees listed at right (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed at right.	MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.
1. To elect two Class III Directors	☐	☐	Nominees: Edson D. de Castro William S. Reece	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED PRIOR TO ITS EXERCISE.
TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)' NAME(S)				RECEIPT OF NOTICE OF THE ANNUAL MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED, AND THE TERMS OF THE NOTICE AND PROXY STATEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS PROXY. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN FOR SAID MEETING OR ANY AND ALL ADJOURNMENTS, POSTPONEMENTS AND CONTINUATIONS THEREOF.
PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.
Address Change? Mark Box ☐ Indicate Changes Below

SIGNATURE(S): ________________________________________________ Dated: ______________, 2002

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

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OUTSTANDING VOTING SECURITIES
EXECUTIVE COMPENSATION
STOCK PRICE PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
ANNUAL REPORT
RELATIONSHIP WITH CERTIFIED PUBLIC ACCOUNTANTS
Audit Fees
Financial Information Systems Design and Implementation Fees
All Other Fees
STOCKHOLDER PROPOSALS
HEALTHGATE DATA CORP.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2002